Exhibit 10.1

~  Letter of Intent  ~

NOW ON this 15th day of January, 2013, this will confirm the intention of the prospective seller, FORTUNE OIL & GAS LTD., (hereinafter referred to as ‘SELLER’) and the prospective buyer, KABE EXPLORATION INC., (hereinafter referred to as ‘BUYER’) to enter into negotiations regarding BUYER purchasing some or all of the SELLER’s “Deep Rights” (100’ above the Mississippi formation and all formations below) on Sellers south-central Kansas oil / natural gas LEASES located in Cowley County (see exhibit “A” hereto attached) hereinafter referred to as the ‘PROPERTY’, and BUYER has requested access to the PROPERTY and information, documents and records pertaining to the PROPERTY for purposes of inspecting the same.

1.                 The parties agree to negotiate terms for a final written agreement whereby SELLER will sell the PROPERTY to BUYER, and BUYER will purchase the PROPERTY from SELLER, with SELLER warranting title free and clear of liens and encumbrances.  The terms and conditions of a potential sale, including the purchase price, have been agreed for the sum of $500 per acre. SELLER represents a total of 1,562 acres identified in “Exhibit A” for a total purchase price of $781,000 upon date of sale and not is subject to further negotiation.  No agreement shall be valid or binding unless reduced to writing and signed by the parties and neither party shall be required to enter into any agreement with the other pertaining to the PROPERTY. The amount will be paid in shares at a price of $.10 per share.  Total amount of shares to be delivered is 7,810,000.

2.                 SELLER agrees to allow BUYER reasonable access during normal business hours to review and inspect, at BUYER’s sole cost and expense, the PROPERTY and agrees to timely provide BUYER with such information, documents and records pertaining to the PROPERTY as BUYER may reasonably request.

3.                 The parties agree that the terms of this Letter of Intent, and any information, documents or records that BUYER may obtain from SELLER pertaining to the PROPERTY or SELLER’s operations, and that SELLER may obtain from BUYER pertaining to BUYER’s assessment of the PROPERTY and BUYER’s operations, shall remain confidential.  Neither party shall make any public statements or otherwise disclose or use in any manner any information, documents or records it may acquire pursuant to this Letter of Intent, except as may be necessary to a banker to secure financing, an accountant for tax advice, and an attorney for legal advice.  In the event there is no definitive agreement for BUYER to purchase the PROPERTY then all information, documents and records (whether in paper or electronic form) that each party has gathered and/or obtained from the other relating to the PROPERTY shall, at the direction of the other party, immediately be returned or destroyed.

4.                 This Letter of Intent shall automatically expire 180 days after the date first above written unless extended, in writing, by mutual agreement of the parties or terminated as provided below.  Upon expiration or termination of this Letter of Intent then, except for the commitments noted in section 3 above, this Letter of Intent shall be null and void.

5.                 Each party is responsible for paying their own appraisers, inspectors, accountants and attorney’s fees, costs, expenses associated with the review and inspection of the PROPERTY and the negotiations towards a definitive agreement.

6.                 During the period of this Letter of Intent SELLER agrees to use and operate the PROPERTY in the usual and ordinary course of business.

7.                 During the period of this Letter of Intent SELLER will not negotiate, solicit or accept other offers or commitments to acquire the PROPERTY from any third-party.  If BUYER elects not to make such payment then SELLER may, at its option, negotiate, solicit or accept other offers or commitments to acquire the PROPERTY from a third-party, and if a definitive agreement is reached with a third-party then this Letter of Intent terminates.

8.                 This Letter of Intent will be governed by and construed and enforced in accordance with the laws of the state of Texas.

IN WITNESS WHEREOF, the parties have hereunto set their hand effective the date first above written.

SELLER – FORTUNE OIL & GAS LTD.,	BUYER – KABE EXPLORATION INC.,
12275 W FM 1097	3525 Del Mar Heights Rd Suite 357
Willis, TX 77318	San Diego, CA 92130
800-525-5883	760-444-4562

Russell Vera	Erik Ulsteen
President	President - CFO